Exhibit 10.10

July 26, 2016

Dear Graham,

Re: Offer of Employment

We are pleased to extend an offer of employment to you with Velocity Mortgage Capital (the “Company”). We intend your start date will be no later than September 1, 2016. Your actual start date will be referred to in this offer letter as the “Start Date.” This offer is contingent upon the successful completion of a background check and confirmation of your right to work in the United States.

You will serve as our Chief Information Officer in the IT Department and become a member of our Executive Team. You will report to Mark Fleischmann, Chief Financial Officer, (the “CFO”) unless Fleischmann leaves the company for any reason, then you shall report to Chris Farrar (the “CEO”) and shall perform the duties and responsibilities customary for such position and such other related duties as are assigned by the CFO. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties hereunder. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Compensation.

Base Salary. Your starting annual base salary will be at the rate of $200,000, payable in accordance with the Company’s standard payroll schedule. Your salary, as well as any other cash amounts payable under this offer letter, will be subject to applicable tax withholdings and other withholdings as required by law and/or in accordance with Company policy.

Annual Bonus. For each fiscal year, you will receive an annual cash bonus aligned with the Executive Compensation Plan currently under review by our Board of Directors. Each bonus payment is subject to your continued employment through and until the date of payment. For 2016 the annual bonus will be a minimum of $25,000 with a target of $50,000. It is understood 2016 year-end bonuses are currently being reviewed by the board.

Signing Bonus. The Company will pay you a one-time signing bonus of $50,000 payable in 12 monthly installments to begin within thirty (30) days of the Start Date, subject to applicable tax withholding. These monthly installments of the bonus are subject to change based on the Executive Compensation Package, currently under Board review. If after 12 months there is no formal executive compensation package the signing bonus will be renewed.

Change in Control: Should the company experience a change in control and your position is eliminated or you are terminated without cause the company will provide you severance in the amount of $500,000 on a declining prorated schedule to Zero; beginning from the start date the amount of severance will begin at $500,000 decrease ratably over 24 months to zero at which time no severance would be required by the company.

Executive Compensation Package. Currently the Velocity Board of Directors is reviewing the company’s Executive Compensation Package. You will receive the Executive Compensation Package, that will supersede this letter and will include updated salary, bonus, Change in Control provisions and B- shares.

Benefits. You will accrue paid time off (PTO] in accordance with the Company’s policies applicable to Executive Officers. You will also be eligible to participate in benefit plans.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of commencing employment with the Company you will need to present documentation demonstrating that you have authorization to work in the United States.

Velocity Mortgage Capital adheres to a policy of employment-at-will which allows either the employee or the Company to terminate the employment relationship at any time, for any reason, with or without cause or notice. This job offer does not constitute an offer to enter into an employment contract nor is it such. Only the President & CEO of the Company, at his discretion, may enter into employment contracts.

This offer letter may be executed in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument; and by facsimile or pdf. The parties agree that such facsimile or pdf signatures shall be deemed original signatures for all purposes.

This offer expires at the close of the third business day from the date stated above.

Please indicate your acceptance of this offer letter by signing the bottom portion of this letter and returning a copy to me via email at cfarrar@velocitymortgage.com.

We are extremely excited about you joining Velocity Mortgage Capital.

For and on behalf of Velocity Mortgage Capital.

/s/ Chris Farrar	7/26/2016
Chris Farrar, President and Chief Executive Officer	Date

/s/ Mark Fleischmann	7/26/2016
Mark Fleischmann, Chief Executive Officer	Date

Agreed to and accepted:

/s/ Graham Comley	7/26/2016
Graham Comley	Date

CC: Sue Simcox, Director of Human Resources

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